EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2016, relating to the financial statements, the effectiveness of The York Water Company's internal control over financial reporting, and schedule of The York Water Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/Baker Tilly Virchow Krause, LLP

Baker Tilly Virchow Krause, LLP
York, Pennsylvania
 October 3, 2016